ADVISORY AGREEMENT
                         (Lindner Opportunities Fund)

         This ADVISORY AGREEMENT (the "Agreement") is made as of July 23, 1999, by and between LINDNER INVESTMENTS, a Massachusetts business trust (the "Trust"), and LINDNER ASSET MANAGEMENT, INC., a Michigan corporation (the "Adviser").

         WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940 (the "1940 Act"), and has created a series of shares having its own investment objective, policies and limitations known as the "Lindner Opportunities Fund" (the "Fund");

         WHEREAS, the Trust desires to retain the Advisor to render investment advisory and management services for the Fund under the terms hereof; and

         WHEREAS, the Adviser has been organized to operate as an investment adviser and desires to provide investment advisory services to the Trust with respect to the Fund, and is registered as an Investment Adviser under the Investment Advisers Act of 1940, as amended;

         NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         1. Employment of the Adviser. Effective on October 11, 1999, the Trust hereby employs the Adviser to act as investment adviser for, and to manage the investment and reinvestment of the assets of, the Fund in accordance with the investment objective and policies and limitations for the Fund, and to administer its affairs to the extent requested by and subject to the supervision of the Trustees of the Trust for the period and upon the terms herein set forth. The investment of monies shall be subject to all applicable restrictions of the Declaration of Trust and Bylaws of the Trust as may from time to time be in force.

         The Adviser accepts such employment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. Subject to the supervision and direction of the Trustees, to the restrictions of the Declaration of Trust and Bylaws of the Trust, as amended from time to time, to the provisions of the 1940 Act and to the statements relating to the Fund's investment objectives, investment policies and investment restrictions as the same are set forth in the currently effective Prospectus and Statement of Additional Information relating to the shares of the beneficial interest of the Fund under the Securities Act of 1933, as amended (the "Prospectus"), the services provided by the Adviser include, but are not to be limited to: furnishing continuously an investment program and determining from time to time which securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in authorized securities or cash; making decisions for the Fund as to the manner in which voting rights, rights to consent to action and any other rights pertaining to the Fund's portfolio securities shall be exercised; implementing investment policies and strategies; and taking, on behalf of the Fund, all action which the Adviser deems necessary to implement the investment policies determined as provided above, and in particular placing all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it, and to that end, giving instructions to the Custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. It is understood and agreed that the Adviser, by separate agreements with the Trust, may also serve the Fund in other capacities.

         2. Compensation of the Adviser. For the services and facilities to be furnished by the Adviser hereunder, the Fund shall pay the Adviser an annual fee computed on the basis of the Fund's average net assets and the Fund's investment performance compared to the investment performance record of the Standard & Poor's 500 Stock Index (the "S&P Index").

         (a) The Fund's investment performance for any fiscal year shall mean the sum of:

                 (1) The change in its net asset value per share during such fiscal year; and
                 (2) The value of its cash and optional distributions per share accumulated to the end of such fiscal year, expressed as a percentage of its net assets value per share at the beginning of such fiscal year. For this purpose, distributions by the Fund of realized capital gains and of dividends paid from investment income shall be treated as reinvested at the net asset value per share in effect at the close of business on the ex-date for the payment of such distributions or dividends.

         (b) The investment record of the S&P Index for any fiscal year shall mean the sum of:

                 (1) The change in the level of the index during such fiscal year; and
                 (2) The value, computed consistently with the index, of cash distributions made by companies whose securities comprise the index accumulated at the end of such fiscal year, expressed as a percentage of the index level at the beginning of such fiscal year. For this purpose, cash distributions on the securities which comprise the index shall be treated as reinvested in the index at the end of each calendar quarter following the payment of the dividend.

         (c) The Fund's average net assets shall be the sum of the net assets, exclusive of any accrued performance bonus or penalty, at the beginning and end of each month of the fiscal year, dividend by twenty-four (24).

         (d) Compensation for each fiscal year shall be the following percentage of average net assets:

                 (i)     Basic Fee: ..................................0.90%

                 (ii) Plus or minus the following percentages of average net assets:
                 If the Fund's investment performance for any fiscal year exceeds the investment record of the S&P Index by:
                      6 to 12 percentage points.........plus 0.1%
                      more than 12 percentage points....plus 0.2%

                 If the Fund's investment performance for any fiscal year falls below the investment record of the S&P Index by:
                      6 to 12 percentage points........minus 0.1%
                      more than 12 percentage points...minus 0.2%

         (e) As soon as practicable after the last day of each fiscal quarter, the Fund shall pay as an installment toward the annual fee, 0.1% of average net assets for the quarter The excess of the annual fee over the quarterly installments or over any payments of the advisory fee for any quarter of the current fiscal year made heretofore shall be paid within 30 days after receipt of the accountant's report covering the Fund's operations for the
fiscal year.    For the month and year in which this Agreement become effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

         (f) With respect to the fiscal years of the Fund ending on June 30, 2000 and 2001, the Adviser agrees to waive that portion of its annual fee as shall be necessary to ensure that the Total Operating Expenses of the Fund for each such fiscal year does not exceed 1.25% of the Fund's average net assets for the relevant fiscal year, calculated for the fiscal year as a whole. At any time after July 1, 2001, the Adviser may terminate such fee waiver, in its sole discretion. "Total Operating Expenses" of the Fund shall mean the advisory fee payable hereunder, and any fees payable by the Fund on account of administrative services, transfer agent services, custodian fees, and all other fees and expenses properly chargeable to the Fund by the Trust and paid out of the assets of the Fund.

         3.      Expenses Borne by Fund.   In addition to the fee of the
Adviser, the Fund shall assume and pay any expenses for services rendered by its Custodian, Transfer Agent, Dividend Disbursing Agent and Administrator for the safekeeping of the Fund's securities or other property, for keeping its books of account, and for any other charges of such entities. The Adviser shall not be required to pay, and the Fund shall assume and pay, the charges and expenses of the Fund's operations, including any compensation of the Trustees, an administrator or a distributor, charges and expenses of independent auditors, of legal counsel, any registrar of the Fund, costs of acquiring and disposing of portfolio securities, interest, if any, on obligations incurred by the Fund, cost of share certificates, if any, and of reports, membership dues in the Investment Company Institute or any similar organization, reports and notices to shareholders, other like miscellaneous expenses and all taxes, costs and fees payable to federal, state or other governmental agencies or others on account of the registration of securities issued by the Trust, filing of corporate documents or otherwise. The Fund shall not pay or incur any obligation for any expenses for which the Fund intends to seek reimbursement from the Adviser or adjustment of the Adviser's fee as herein provided without first obtaining the written approval of the Adviser.

         4. Allocation of Brokerage; Calculation of Net Asset Value; Sub-Adviser. (a) The Adviser shall place all orders for the purchase or sale of portfolio securities for the accounts of the Fund with brokers or dealers selected by the Adviser, and to that end the Adviser is authorized as the agent of the Fund to give instructions to the Custodians of each Fund as to deliveries of securities and payment of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser shall use its best efforts to seek to execute security transactions at prices that are advantageous to the Fund and (when a disclosed commission is being charged) at reasonably competitive commission rates. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Adviser and the Adviser is expressly authorized to pay any broker or dealer who provides such brokerage and research services a commission for executing a security transaction which is in excess of the amount of commission another broker or dealer would have shared for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities that the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. Subject to the requirement set forth in the second sentence of this paragraph, the Adviser is authorized to consider, as a factor in the selection of any broker or dealer with whom purchase or sale orders may be placed, the fact that such broker or dealer has sold or is selling shares of the Fund, or any other series of the Fund, or of other investment companies sponsored by the Adviser or its affiliates.

         (b) The net asset value for each class of the Fund's shares shall be calculated as of the close of business of the New York Stock Exchange on each day that such exchange is open for business, and as of such other time or times as the Trustees may determine in accordance with the provisions of the 1940 Act and the policies and procedures established from time to time by the Board of Trustees of the Trust. On each day when net asset value is not calculated, the net asset value of a share of any class of the Fund's shares shall be deemed to be the net asset value of such a share as of the last day on which such calculation was made for the purpose of the foregoing computations.

         (c) The Adviser is authorized to employ one or more organizations or entities to act as a subadviser to the Fund, provided that any such organization or entity shall be registered as an investment adviser under the federal Investment Advisers Act of 1940, as amended, and any applicable state laws, or shall be exempt from such registration in all respects. If such a subadviser is employed by the Adviser, the Adviser shall be responsible for insuring that such subadviser adequately performs all functions and responsibilities of the Adviser which are delegated by the Adviser to the subadviser, the Adviser shall be permitted to terminate any agreement for subadvisory services at any time, and to employ another such subadviser at any time, without prior notice to, or consent or approval by, the Trust or its shareholders, unless required by applicable law.

         5. Permissible Investments. Subject to applicable statutes and regulations, it is understood that Trustees, officers or agents of the Trust are or may be interested in the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested in the Trust otherwise than as a director, officer or agent.

         6. Limitation on Adviser Liability. The Adviser shall use its best judgment and knowledge in rendering the services to be provided by it hereunder, and the Fund agrees and acknowledges that the Adviser shall not be liable for any loss suffered by the Fund as a result of the investment decisions made by the Adviser in managing the assets of the Fund.

         7. Term; Termination. This Agreement shall become effective with respect to the Fund on the date hereof and shall remain in full force until the second anniversary of the effective date set forth in Section 1 above, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to the Fund, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for the Fund, the Adviser may continue to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

         This Agreement shall automatically terminate in the event of its assignment by the Adviser, and may be terminated by the Board of Trustees of the Trust, by vote of a majority of the outstanding voting securities of the Trust, or by the Adviser, at any time without cause and without the payment of any penalty on sixty (60) days' written notice by one party to the other party. This Agreement may also be terminated immediately, upon delivery of notice of termination and without the payment of any penalty, by the Trust in the event that the Board of Trustees determines that Cause for termination exists. The term "Cause" shall include, without limitation, (i) a material breach of this Agreement or other action or omission by the Adviser which has or is likely to have a material and imminent adverse effect on the Fund or its shareholders,
(ii) any other breach of this Agreement by the Adviser which is not cured within twenty (20) business days after written notice of such breach from the Board, (iii) the insolvency or the filing of bankruptcy or reorganization proceedings by or against the Adviser, or (iv) the conviction of the Adviser or any director or executive officer of the Adviser of a felony. The terms "assignment" and "majority of the outstanding voting securities" have the meanings set forth in the 1940 Act and the rules and regulations thereunder. Termination of this Agreement shall not affect the right of the Adviser to receive payments on any unpaid balance of the compensation described in Section 2 earned prior to the effective date of such termination.

         8. Severability. If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

         9. Notices. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

         10. Limitation of Trust Liability. The Declaration of Trust establishing Lindner Investments, dated July 19, 1993, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Lindner Investments" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Lindner Investments, shall be held to any personal liability, nor shall result be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Lindner Investments, but the Trust Estate only shall be liable.

         11. Defined Terms. Terms not defined herein shall have the same meaning as such terms are used in the currently effective prospectus with respect to shares of the Fund.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed.

LINDNER INVESTMENTS                    LINDNER ASSET MANAGEMENT, INC.

By: /S/ DOUG T. VALASSIS               By: /S/ ERIC E. RYBACK
    Doug T. Valassis, Chairman             Eric E. Ryback, President